Supplement dated January 5, 2022

(To the Prospectus dated June 18, 2020, the Prospectus Supplement dated June 18, 2020, and the Product Supplement EQUITY ARN-1 dated August 5, 2020)
(together, the “Note Prospectus”)

Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-238458-02

Credit Suisse AG

Senior Medium-Term Notes

Accelerated Return Notes®
Linked to the S&P 500® Index, due November 24, 2023

CUSIP: 22550J536

(the “notes”)

This document (the “supplement”) supplements the Note Prospectus in connection with any secondary market transactions in the notes by us, BofA Securities, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of our respective affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Starting Value for the notes was defined in the pricing supplement (the “Pricing Supplement”), dated November 23, 2021 and filed with the Securities and Exchange Commission (the “SEC”) on November 26, 2021, as the lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period (subject to adjustment under certain circumstances in the event of a Market Disruption Event). The closing level of the Market Measure on November 23, 2021, the first day of the Starting Value Determination Period, was 4,690.70.

The Starting Value Determination Period concluded on December 23, 2021. The lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period was 4,513.04, which was the closing level of the Market Measure on December 1, 2021.

Therefore, the Starting Value for the notes is 4,513.04.

The notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction and are not secured by collateral.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the “Risk Factors” and “Additional Risk Factors” sections beginning on page TS-7 of the Pricing Supplement and “Risk Factors” beginning on page PS-6 of product supplement EQUITY ARN-1 and beginning on page S-1 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Pricing Supplement dated November 23, 2021: https://www.sec.gov/Archives/edgar/data/1053092/000095010321018608/dp162575_424b2-arn110.htm

▪	Product supplement EQUITY ARN-1 dated August 5, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000095010320015312/dp133957_424b2-equity.htm

▪	Prospectus supplement and prospectus dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to Credit Suisse AG.